                              EXHIBIT 12

 RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

         The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:


                                                 Five Months Ended
                Years Ended July 31,               December 31,
----------------------------------------------
    1995         1996        1997       1998          1998
    ----         ----        ----       ----          ----

    8.1          4.9         3.5        3.0           3.1

         For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

      CALCULATION OF COMBINED RATIO OF EARNINGS TO FIXED CHARGES
               AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                  FIVE MONTHS ENDED DECEMBER 31, 1998
                     (DOLLAR AMOUNTS IN THOUSANDS)

EARNINGS:
     Net income                                                                     $ 40,877
     Interest expense (including amortization of debt discount and issuing costs)     17,436
     Other adjustments                                                                   477
                                                                                    --------
                                                                                    $ 58,790
                                                                                    ========
FIXED CHARGES:
     Interest expense (including amortization of debt discount and issuing costs)   $ 17,436
     Capitalized interest                                                                159
     Preferred stock dividends                                                           975
     Other adjustments                                                                   136
                                                                                    --------
                                                                                    $ 18,706
                                                                                    ========
RATIO OF EARNINGS TO FIXED CHARGES                                                       3.1